Exhibit 99(a)(6)

Dear Covansys Employee:

      As you are probably aware, the deadline for electing to participate in, or for modifying or rescinding your election to participate in the Covansys Corporation Offer to Exchange Outstanding Options is December 13, 2002 (unless this deadline is extended by Covansys prior to that time). After the deadline, your election to participate in the program will be irrevocable.

      The following is revised information regarding the Offer to Exchange.

1). The deadline for electing to participate in, modify or rescind your election to participate in the Covansys Corporation to Exchange Outstanding Options has been extended from 5:00 p.m. Eastern Time, USA on December 13, 2002 until 11:59 p.m. Eastern Time, USA on December 13, 2002.

2). Covansys has revised the Offer to Exchange to provide that optionees that choose not to exchange their options in the Offer are not required to advise us that they are declining the Offer to Exchange, further, they are not required to indicate that they are declining the Offer on the Letter or Transmittal.

3). Covansys has revised the Offer to Exchange to indicate that any waiver of an offer condition will apply to all similarly situated options and optionees.

4). Set forth below is a selected summary of our financial information. The selected historical statement of operations data for the years ended December 31, 2001 and 2000 and the selected historical balance sheet data as of December 31, 2001 and December 31, 2000 have been derived from the consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2001. The selected historical statement of operations data for the nine months ended September 30, 2002 and 2001 and the selected historical balance sheet data as of September 30, 2002 and 2001 have been derived from the financial statements included in our quarterly report on Form 10-Q for the quarter ended September 30, 2002.

COVANSYS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,		September 30,

	2000	2001	2001	2002

			(unaudited)

	(Dollars in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$140,123	$123,755	$110,002	$97,902
Accounts Receivable, net	82,203	69,391	78,189	72,389
Revenue earned in excess of billings, net	22,347	30,755	25,645	37,463
Deferred taxes	13,158	7,824	17,258	7,824
Prepaid expenses and other	4,143	5,101	5,024	6,092

Total current assets	261,974	236,826	236,118	221,670

Property and equipment, net	34,169	32,560	33,706	35,851
Computer software, net	3,409	1,981	2,632	7,549
Goodwill, net	11,398	10,691	10,855	17,572
Deferred taxes	—	2,891	—	2,891
Other assets, net	19,951	12,674	12,998	12,784

Total assets	$330,901	$297,623	$296,309	$298,317

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts Payable	$13,715	$10,127	$11,446	$9,922
Accrued payroll and related costs	27,581	29,650	27,695	22,965
Other accrued liabilities	11,991	9,495	7,570	18,680
Deferred revenue	1,787	397	392	736

Total current liabilities	55,074	49,669	47,103	52,303

Deferred taxes	2,969	—	639	—
Other liabilities	92	225	—	218
Commitments and contingencies
Convertible redeemable preferred stock, no par value, 200,000 shares issued and outstanding as of December 31, 2000 and 2001, September 30, 2001 and 2002	155,660	159,924	158,846	163,208
Shareholders’ equity:
Preferred stock, no par value, 1,000,000 shares authorized, 200,000 issued as convertible redeemable preferred stock	—	—	—	—
Common stock, no par value, 200,000,000 shares authorized, 29,577,428 and 28,254,850 shares issued and outstanding as of December 31, 2000 and 2001, respectively and 28,488,695 and 27,586,825 shares issued and outstanding as of September 30, 2001 and 2002, respectively	—	—	—	—
Additional paid-in capital	122,139	108,946	110,826	103,992
Retained earnings (deficit)	2,553	(12,230)	(12,828)	(12,923)
Stock subscriptions receivable	(3,176)	(2,362)	(2,538)	(2,341)
Accumulated other comprehensive loss	(4,410)	(6,549)	(5,739)	(6,140)

Total shareholders’ equity	117,106	87,805	89,721	82,588

Total liabilities and shareholders’ equity	$330,901	$297,623	$296,309	$298,317

COVANSYS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended		Nine Months Ended
	December 31,		September 30,

	2000	2001	2001	2002

			(unaudited)

	(Dollars in thousands)
Revenues	$419,641	$404,734	$309,219	$284,699
Cost of revenues	308,299	290,651	223,394	211,154

Gross profit	111,342	114,083	85,825	73,545

Selling, general and administrative expenses	143,467	115,011	87,308	71,769
Restructuring, merger costs and other	21,507	23,665	19,317	1,407

Income (loss) from continuing operations	(53,632)	(24,593)	(20,800)	369
Other expense (income)	(6,060)	(5,531)	(4,229)	(2,456)

Income (loss) from continuing operations before provision (benefit) for income taxes	(47,572)	(19,062)	(16,571)	2,825
Provision (benefit) for income taxes	(11,255)	(8,544)	(4,376)	233

Net income (loss) from operations, net of income taxes	(36,317)	(10,518)	(12,195)	2,592
Loss from discontinued operations, net of income taxes	(1,692)	—	—	—
Gain on sale of discontinued operations, net of income taxes	6,072	—	—	—

Net income (loss)	(31,937)	(10,518)	(12,195)	2,592
Beneficial conversion feature	23,651	—
Convertible redeemable preferred stock dividends	2,569	4,265	3,184	3,284

Net income (loss) available for common shareholders	$(58,157)	$(14,783)	$(15,379)	$(692)

Basic earnings (loss) per share
Weighted average shares outstanding	32,892	28,704	28,821	27,837
Basic earnings (loss) per share from continuing operations	$(1.10)	$(0.37)	$(0.42)	$0.09
Basic loss per share from discontinued operations	(0.05)	—	—	—
Basic earnings per share from gain on sale of discontinued operations	0.18	—	—	—
Basic loss per share from beneficial conversion feature and dividends	(0.80)	(0.14)	(0.11)	(0.12)

Basic earnings (loss) per share	$(1.77)	$(0.51)	$(0.53)	$(0.03)

Diluted earnings (loss) per share
Weighted average shares outstanding	32,892	28,704	28,821	27,837
Diluted effect of stock options	—	—	—	—

Diluted weighted average shares outstanding	32,892	28,704	28,821	27,837

Diluted earnings (loss) per share from continuing operations	$(1.10)	$(0.37)	$(0.42)	$0.09
Diluted loss per share from discontinued operations	(0.05)	—	—	—
Diluted earnings per share from gain on sale of discontinued operations	0.18	—	—	—
Diluted loss per share from beneficial conversion feature and dividends	(0.80)	(0.14)	(0.11)	(0.12)

Diluted earnings (loss) per share	$(1.77)	$(0.51)	$(0.53)	$(0.03)